Exhibit 99.2

        FiberCore Announces Second Major Expansion of Its German Facility

CHARLTON, Mass., Dec. 6 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that it received a financing commitment for the second phase of capacity expansion at the Company's facilities in Jena, Germany. This phase of the expansion represents an additional investment of Euro 30 million, or approximately US$27 million, and will bring the total investment in the new plant to approximately US$50 million.

The primary financing for Phase 2 is being provided by the DKB Bank, Germany. The financing package includes approximately Euro 23 million, in a combination of long-term loans through DKB and grants from agencies of the German government. FiberCore will contribute the balance of the funds, or approximately Euro 7 million, predominantly from the German facility's operating cash flow over the course of the expansion period. The parties expect to finalize and close on the transaction early in 2002, with the actual plant expansion to occur during 2002 and 2003.

"This round of financing for FiberCore Jena is a major milestone for the Company," commented Dr. Mohd A. Aslami, President and CEO. "We are currently on plan to complete Phase 1 of our new 120,000 sq. ft. state-of-the-art Jena facility, which we began in early 2001. Production is set to begin early in the new year. A major portion of the first phase of the expansion dealt with multimode capacity. The second phase of the expansion will focus on additional preform and multimode fiber capacity, with some investment for other products as well. This is expected to double the capacity of multimode fiber to over 500,000 kms in 2002 and bring the new Jena plant to its full capacity in 2003."

"Our Jena facility currently supplies essentially all of the Company's multimode fiber worldwide and this expansion is key to our strategy to build market share and to help satisfy continued strong customer demand. This segment of the optical fiber market has not experienced the negative effects of the recent downturn in the industry, and we expect the prospects for continued growth in multimode fiber to be very good. The financing agreement put in place also provides flexibility to manage the expansion to match the anticipated growth in demand as well as the Company's available cash for these purposes. We are pleased that we are able to fund our portion of this major expansion in Germany with essentially no new equity financing on the part of FiberCore," concluded Dr. Aslami.

Additionally, the Company received confirmation today that its application has been approved for the transformation of FiberCore Jena from a GmbH (limited liability company) to an AG (stock corporation).

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com ; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.